Exhibit 99


                              FOR IMMEDIATE RELEASE

                                              CONTACT:
                                              Richard J. Morgan, President & CEO
                                              CommerceFirst Bank
                                              (410) 280-6695
                                              Rmorgan@Commerce1st.com


       GEORGE KAPUSTA TO JOIN COMMERCEFIRST BANK AS SENIOR VICE PRESIDENT.

ANNAPOLIS, MD - FEBRUARY 17, 2004

Richard J. Morgan, President/CEO is pleased to announce that George Kapusta has joined the staff of CommerceFirst Bank as Senior Vice President. Mr. Kapusta, a resident of Annapolis, Maryland, brings with him an extensive banking background as a founder and President of Commerce Bank in Prince George's County (which ultimately became part of BB&T's expansion in the Washington/Baltimore market). Mr. Kapusta's 34-year career in banking has included officer and management positions at the former Citizens Bank of Maryland (now SunTrust) and the former Maryland National Bank (now Bank of America) and most recently as a Senior Vice President with BB&T. Mr. Kapusta and Mr. Morgan worked together in the Prince George's County market 25 years ago for Maryland National Bank. Mr. Kapusta's new position at CommerceFirst will include responsibility for managing the Bank's expansion and growth in Prince George's County where he has been a prominent and successful banker for many years. President Morgan states that, "We are extremely fortunate to add George to our team of business banking professionals. His strong base of business and customer contacts, coupled with his active community involvement, are a perfect match for our strategy to develop Prince George's County as a complement to our growth in Anne Arundel County".

         CommerceFirst Bank is a wholly owned subsidiary of CommerceFirst Bancorp, Inc. The bank and holding company have banking and administrative offices at 1804 West Street, Annapolis, Maryland 21401. The Bank is focusing its efforts and resources on building relationships with Anne Arundel County, Prince George's County and Howard County businesses.

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